UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2025

MALIBU BOATS, INC.
(Exact Name of Registrant as specified in its charter)
Commission file number: 001-36290

Delaware	5075 Kimberly Way,	Loudon,	Tennessee	37774	46-4024640
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)				(I.R.S. Employer Identification No.)

(865)	458-5478
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	MBUU	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Acceptance of Resignation of Chief Financial Officer

On November 12, 2025, Malibu Boats, Inc. (the “Company”) accepted the resignation of Bruce W. Beckman as Chief Financial Officer of the Company and from all other positions that he holds with the Company and each of its subsidiaries effective that same date.

In connection with his departure, the Company and Mr. Beckman entered into a Transition, Release and Consulting Agreement (the “Agreement”) pursuant to which Mr. Beckman will serve as a consultant to the Company through December 31, 2025. Pursuant to the Agreement, Mr. Beckman will not be eligible to receive any bonus for the Company’s 2026 fiscal year but will receive continued payment of his base salary for one year. Any equity awards granted to Mr. Beckman prior to his separation date will continue to vest pursuant to the terms of the applicable award through his consulting term.

A copy of the Agreement is attached as Exhibit 10.1 to this report. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.
Appointment of Chief Financial Officer

In connection with Mr. Beckman’s resignation, on November 12, 2025, the Company’s Board of Directors (the “Board”) appointed David S. Black, the Company’s Vice President, Finance, to serve as the Company’s Chief Financial Officer, with such appointment effective November 13, 2025. Mr. Black will perform the functions of the Company’s principal financial officer and principal accounting officer.

Mr. Black, 43, has served as the Company’s Vice President, Finance since November 2023, having previously served as the Company’s interim Chief Financial Officer from April 2023 to November 2023. Mr. Black also served as the Company’s Corporate Controller from November 2020 to April 2023 after joining the Company as Director of Internal Audit in 2017. Mr. Black has over 19 years of experience in accounting and finance working for both public and private companies. Mr. Black received a B.A. in finance from Fairmont State University. Mr. Black is a Certified Public Accountant and Certified Internal Auditor.

In connection with his appointment to the position of Chief Financial Officer, the Company and Mr. Black entered into an employment agreement effective as of November 13, 2025 (the “Employment Agreement”). The Employment Agreement provides for an indefinite term subject to termination by either party. Pursuant to the Employment Agreement, Mr. Black is entitled to receive an annual base salary of $400,000 and is eligible for a target annual cash bonus of up to 75% of his annual base salary based upon meeting performance criteria established by the Compensation Committee of the Board. Mr. Black is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. Under the Employment Agreement, in the event Mr. Black’s employment with the Company is terminated without “cause” or Mr. Black resigns for “good reason,” as each term is defined in the Employment Agreement, Mr. Black will be entitled to receive, subject to certain limitations including Mr. Black’s execution of a release, his annual base salary for a period of 12 months following the effective date of the release.

On the November 13, 2025, Mr. Black will be granted an award of time-based restricted stock units (“RSUs”). He will be granted RSUs with a value of $100,000 that will vest over three years in three equal installments on each of the first three anniversaries of November 13, 2025 based on the closing price of the Company’s common stock on November 13, 2025 and subject to Mr. Black’s continued service to the Company. The RSUs granted on November 13, 2025 will be granted pursuant to the Company’s Long Term Incentive Plan.

A copy of the Employment Agreement is attached as Exhibit 10.2 to this report. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter.

Mr. Black has also entered into an indemnification agreement with the Company in the form previously approved by the Board and filed with the Securities and Exchange Commission as Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-192862) on December 13, 2013.

There are no transactions or relationships between the Company and Mr. Black that are reportable under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On November 13, 2025, the Company issued a press release announcing the resignation of Mr. Beckman as the Company’s Chief Financial Officer and the appointment of Mr. Black as the Company’s Chief Financial Officer.
A copy of the press release is furnished as Exhibit 99.1 hereto. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
The following exhibit is being furnished as part of this report:

Exhibit No.	Description

Exhibit 10.1	Transition, Release and Consulting Agreement, dated November 12, 2025, between Malibu Boats, Inc. and Bruce Beckman
Exhibit 10.2	Employment Agreement, dated November 13, 2025, between Malibu Boats, Inc. and David Black
Exhibit 99.1	Press Release dated November 13, 2025
Exhibit 104	The Cover Page from this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALIBU BOATS, INC.

	By:	/s/ Brooke K. Zinter
Date: November 13, 2025		Brooke K. Zinter
General Counsel and Secretary